SANFORD EXPLORATION INC.
228 Bonis Avenue, #PH3
Scarborough, Ontario M1T 3W4

February 20, 2008

TO: The Shareholders of Angstrom Microsystems, Inc.
25 Drydock Avenue, 7th Floor
Boston, Massachusetts 02210

Dear Sirs:

RE: Acquisition of Angstrom Microsystems, Inc. (the "Company")

This letter sets out the agreement ("Agreement") reached among Sanford Exploration Inc. as purchaser ("Sanford"), the Company, and Lalit Jain ("Jain") and the stockholders of the Company listed on the execution page of this Agreement (collectively the "Selling Shareholders") regarding the transfer and sale by the Selling Shareholders of all of the issued and outstanding shares of the Company (the "Company Shares") to Sanford by the Selling Shareholders upon the terms and conditions set forth herein.

Acquisition

1. The Selling Shareholders hereby agree to sell, assign and transfer to Sanford the Company Shares or merge the Company with Sanford's merger acquisition subsidiary on the terms and subject to the conditions set out in this Agreement (the "Sale Transaction"). The Company is a server manufacturer and power technology company located in Boston, Massachusetts whose assets include a perpetual license for two liquid cooling provisional patents and certain acceleration software technology it has developed internally.

Consideration

2. In consideration for the sale and transfer to Sanford of the Company Shares or merger, as the case may be, Sanford agrees to issue to the Selling Shareholders Six Million Nine Hundred and Twenty Eight Thousand (1.1 * total # of existing Angstrom shares) shares of common stock of Sanford, which upon Closing will represent approximately 33% of the issued and outstanding common stock of Sanford (the "Sanford Shares") on a fully diluted basis. The Selling Shareholders agree to enter into a lock up agreement upon closing of the Sale Transaction pursuant to which the Sanford Shares will be restricted for a period of 24 months as to sale, and will carry an applicable restrictive legend indicating such restrictions.

Closing and Definitive Agreements

3. Closing of the transactions contemplated herein (the "Closing") will occur on or before March 7, 2008 or on such other date as the parties may agree (the "Closing Date"), to be held at the City of Toronto, Canada, or such other place and at such place and time as the parties may agree.

4. The transactions contemplated by this agreement are subject to the parties entering into definitive agreements. The parties agree to instruct their attorneys to co-operate and complete

comprehensive and definitive agreements for the Sale Transaction as soon as the Selling Shareholders have opted for the appropriate sale structure. The definitive agreements will contain terms and representations customary for agreements governing the purchase and sale of a business.

5. The Selling Shareholders acknowledge that Sanford will be required within 4 days of Closing to file a comprehensive 8-K material change report which includes prospectus level disclosure about the Company, its finances, its operations, risks, prospects and its management. The parties will fully cooperate to the extent necessary for preparation of the 8-K.

Due Diligence

6. Sanford and the Selling Shareholders will each have the right to conduct due diligence on the other in connection with the transactions contemplated hereunder. Each of Sanford and the Selling Shareholders and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other and their subsidiaries in connection with the transactions contemplated herein.

Closing Conditions

7. This Agreement and the Closing hereof is subject to the following:

(a) the passing of resolutions by the Board of Directors of Sanford appointing three nominees of the Selling Shareholders as directors of Sanford upon Closing or within 15 days thereafter subject to applicable securities laws, provided that at Closing the total number of members of the board shall not exceed six.

(b) Jain will be appointed to the board at Closing and he will select two additional members; the three remaining members shall be appointed by Sanford;

(c) completion by the parties of due diligence on terms satisfactory to each party hereto;

(d) the Company entering into an employment agreement with Jain at Closing subject to certain conditions as further set out in the employment agreement;

(e) the Selling Shareholders agree not to transfer, pledge or sell any Sanford Shares they receive pursuant to the Sale Transaction for a period of 24 months from Closing;

(f) Sanford agreeing to effect promptly after closing the changes to Sanford's constitutional documents requested by the Company and/or its counsel and to seek shareholder approval of such amendments if required;

(g) Sanford agreeing to adopt an incentive stock option plan in the form agreed to by the Company at Closing;

(h) delivery of all financial statements of the Company required under applicable securities laws to Sanford or its counsel; and

(i) all representations and warranties contained herein and to be contained in the definitive agreements described in Sections 13 and 14 hereof shall be true and correct at the date of Closing.

Representations of Sanford

8. Sanford represents and warrants to the Vendor that:

(a) the authorized capital of Sanford consists of 150 million common shares with a par value of $0.001 per share, of which there are presently 13,952000 common shares issued and outstanding;

(b) other than as set out in (a) above and as contemplated under this Agreement, there are no other rights, warrants or options outstanding pursuant to which any shares of Sanford may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of Sanford;

(c) Sanford is duly incorporated under the laws of the State of Nevada

(d) Sanford is a reporting issuer under the Securities Exchange Act of 1934; and

(e) all of Sanford's continuous disclosure filings with the United States Securities and Exchange Commission (the "SEC") are in good standing and are complete and accurate and other than as contemplated herein, there are and shall at Closing be no material changes in Sanford's business and affairs from that which is disclosed in Sanford's continuous disclosure documents.

(f) There is no litigation, claim, proceeding, investigation or action pending or threatened against Sanford or any of its affiliates, and there are no broker's fees or other fees or obligations owing by Sanford to any party except as disclosed in Sanford's public filings with the SEC.

Representations of The Selling Shareholders

9. Each of the Selling Shareholders represent and warrant to Sanford that:

(a) 6,298,851 shares of common and preferred stock of the Company are presently and will be issued and outstanding at the date of Closing;

(b) The Selling Shareholders own or control an aggregate of 6,298,851 shares of common and preferred stock, respectively, in the capital of the Company which represents all of the issued and outstanding shares of the Company and there are no rights, warrants or options outstanding pursuant to which any shares of the Company may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of the Company;

(c) Each of the Selling Shareholders has the full power and authority to transfer or cause to be transferred their Company Shares to Sanford free and clear of any charges, encumbrances, liens or claims;

(d) The Company will prepare and deliver to Sanford at least 10 days prior to the Closing such financial statements of the Company as may be required under applicable securities laws.

Covenants

10. Sanford hereby covenants to the Selling Shareholders as follows:

(a) Sanford shall conduct its business in the ordinary and normal course and shall not, without the prior written consent of the Selling Shareholders, enter into any transaction which would cause any of its representations or warranties or agreements contained in this Agreement to be incorrect or to constitute a breach of any covenant or agreement of Sanford herein;

(b) Sanford shall not issue or redeem any shares in its capital nor issue any securities convertible or exchangeable into shares other than pursuant to the terms of this Agreement;

(c) the parties agree to undertake a migratory merger of Sanford to the State of Delaware promptly after the Closing; and

(d) the parties shall enter into a registration rights agreement. Sanford will register the stock of the Selling Shareholders two years after Closing, and the Selling Shareholders shall have one demand right and two piggy back rights in the event any limit is placed on the number of shares registerable by the Securities and Exchange Commission.

11. Each of the Selling Shareholders and the Company hereby covenant to Sanford as follows:

(a) the Company shall conduct its business in the ordinary and normal course and shall not enter into any transaction which would cause any of the Selling Shareholders' representations or warranties contained in this Agreement to be incorrect or constitute a breach of any covenant or agreement of the Selling Shareholders contained in this Agreement;

(b) the Selling Shareholders shall not permit the Company to take any action which would result in any material adverse change or to sell, transfer or dispose of any of its assets or contractual rights or entitlements;

(c) None of the Selling Shareholders will transfer any of the Company Shares to any other party or permit the Company to issue any shares or securities convertible or exchangeable into shares of the Company except in accordance with the terms of this Agreement; and

(d) the Selling Shareholders acknowledge that Sanford will be required to provide substantial disclosure about the Company and its products and management to the SEC and the parties agree to fully co-operate to provide in a timely manner such information and disclosure about the Company as required under applicable law.

Binding Agreement

12. Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement shall be deemed to constitute and shall be a legally valid and binding agreement.

Termination

13. In the event Closing has not occurred by March 31, 2008, either party may elect to terminate this Agreement and all obligations of the parties hereunder shall cease. No party may elect to terminate if it has not complied with its obligations hereunder and the other party does not agree to terminate. Notwithstanding the foregoing if the Company has not executed the definitive agreements on or prior to March 15, 2008, the Company shall pay Sanford a fee of $250,000 as a termination fee; provided however that the failure to execute the definitive agreements is not the result of any breach, act or omission on the part of Sanford and in no event shall parties be responsible to pay such fee as a result of any act or omission of any third party or act of force majeure. This fee will be the Company's sole and exclusive liability and obligation. The majority of the Selling Shareholders shall approve this agreement and the transactions contemplated hereby on or prior to February 25, 2007, which resolution may not be amended, modified or rescinded.

Confidentiality

14. The Selling Shareholders acknowledge that Sanford is a public company and has an obligation to disclose all material information about its affairs. Unless required under applicable Securities Laws, Sanford agrees not to disclose any information concerning this agreement and the transactions contemplated hereby without the prior written consent of the Company which consent shall not be reasonably withheld. The Selling Shareholders agree that they will not trade in the securities of Sanford while in possession of, nor will they inform others of (except on a need to know basis), any non-disclosed material information about Sanford.

General

15. All Sanford's legal costs in connection with the preparation of this Agreement and the completion of the transactions contemplated herein shall be for the account of Sanford, whether or not the transactions contemplated hereby are completed. The Selling Shareholders will pay their own legal costs of review of this Agreement and any definitive agreements prepared by Sanford's legal counsel. fees for counsel for the Company shall be paid by the parties at Closing.

16. This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada. This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

17. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

18. All dollar references are United States dollars.

19. This Agreement represents the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all other prior agreements, understandings, negotiations and discussions.

If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

SANFORD EXPLORATION INC.

Per: ______________________
Authorized Signatory

ANGSTROM MICROSYSTEMS, INC.

Per: ______________________
Authorized Signatory

AGREED TO AND ACCEPTED THIS 25 DAY OF FEBRUARY, 2008.

WITNESSED BY:

Witness Signature

Bhavini Patel
Name

80 longfellow Rd
Wellesley Ma 02481
Address

Lalit Jain